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EXHIBIT 2.4


                       STOCK AND ASSET EXCHANGE AGREEMENT

This Stock and Asset Exchange Agreement (the "Agreement") is entered into as of October 5,2001, by and between Mr. David E. Walsh, ("Mr. Walsh'), owner of twenty percent (20%) of the issued and outstanding shares of seven (7) subsidiary companies of PSA, Inc., (the "Subsidiaries"), and PSA, Inc., a Nevada corporation ("PSA") with principal offices at 880 Apollo St. #329, El Segundo, CA. For good and valuable consideration, the receipt and adequacy of which the parties acknowledge, Mr. Walsh and PSA mutually agree as follows:

1. RECITAL. This Agreement is made with reference to the following recital of essential facts:

         1.1 Mr. Walsh desires to transfer and exchange, pursuant to this Agreement, all of his issued and outstanding shares of the Subsidiaries, as listed on the attached Exhibit "A," PSA, and assign all of the intellectual and property rights that Mr. Walsh owns in the technology of integrating broadband television content and distribution with interactive Internet capabilities and applications, (collectively, the "Walsh Technology Rights")

         1.2 PSA desires to acquire, pursuant to this Agreement, all of the issued and outstanding common stock of the Subsidiaries (the " Subsidiaries Shares") currently owned by Mr. Walsh, after which, PSA shall own 100% of the issued and outstanding shares of the Subsidiaries and the Walsh Technology Rights.

2. EXCHANGE OF STOCK AND ASSETS. Subject to the terms and conditions hereof, Mr. Walsh shall transfer the Subsidiaries Shares and assign all Walsh Technology Rights to PSA in exchange for 49,087,901 shares of the Common Stock of PSA.

3. TRANSACTION CONSIDERATION. The Subsidiaries Shares and Walsh Technology Rights shall be acquired by PSA from Mr. Walsh as follows:

         3.1 Forty Nine Million Eighty Seven Thousand Nine Hundred and One (49,087,901) shares of PSA Common Stock, (the "PSA Shares") shall be exchanged for the 482, 000 Subsidiaries Shares and all rights, title and interest in the Walsh Technology Rights. The PSA Shares to be issued at Closing shall be valued in accordance with a valuation opinion as specified in Section 4.2 of this Agreement. The PSA Shares shall be issued pursuant to Rules 144 and 506 of Regulation D promulgated under Section 4(2) of Act of 1933, as amended, and shall bear a restrictive transfer legend.

         3.2  PSA shall obtain a valuation opinion from its financial advisor,
              M. R. Beal & Company, attached hereto as Exhibit "B," to substantiate the present and future value of the Subsidiaries and the Walsh Technology Rights.


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4. THE CLOSING OF THE TRANSACTION. On or after October 5, 2001 (the "Closing"), at the principal offices of PSA, the procedures listed below will be followed in order to close the exchange:

         4.1 Mr. Walsh shall: (a) transfer to PSA the stock certificates for an aggregate of 482,000 shares of the Subsidiaries, which shall be collectively 20% of the issued and outstanding shares of the Subsidiaries, and (b) assign to PSA all of Mr. Walsh's rights, title and interest in the Walsh Technology Rights, attached hereto as Exhibit "C."

         4.2 PSA shall: (a) deliver to Mr. Walsh the stock certificates evidencing the 49,087,901 PSA Shares and (b) a copy of the resolution of its board of directors approving the transaction attached hereto as Exhibit "D," and by this reference made a part hereof.

5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6. FURTHER ASSURANCES. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to consummate the transaction effectuate this Agreement.

7. VENUE AND JURISDICTION. For purposes of venue and jurisdiction, this Agreement shall be deemed made, and to be performed, in the City of Los Angeles, California.

8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

9. MODIFICATION. This Agreement may be modified only in writing executed by the parties to this Agreement.

10. PRIOR UNDERSTANDINGS. This Agreement contains the entire agreement between the parties to this Agreement and is the final expression of such parties' agreement with respect to the terms included in this Agreement. This Agreement supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to the transaction contemplated herein which precede or accompany the execution of this Agreement.

11. HEADINGS. The headings of the Section of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

                             SIGNATURE PAGE FOLLOWS

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              Agreed and Accepted this Fifth day of October, 2001.


         "the Subsidiaries"


         /s/ David E. Walsh
         --------------------------------------
         David E. Walsh
         President


         "Mr. Walsh"

         /s/ David e. Walsh
         --------------------------------------
         David E. Walsh


         "PSA"
         PSA, Inc.:

         /s/ Robert E. Root
         -------------------------------------
         Robert E. Root
         Executive Vice President


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